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                     June 11, 2024

       Gary A. Simanson
       Chief Executive Officer
       Thunder Bridge Capital Partners IV, Inc.
       9912 Georgetown Pike Suite D203
       Great Falls, VA 22066

                                                        Re: Thunder Bridge
Capital Partners IV, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 28, 2024
                                                            File No. 001-40555

       Dear Gary A. Simanson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Benjamin S. Reichel,
Esq.